Exhibit 10.7

April 19, 2021

Mark Bach, M.D.

E-mail: [***]

Re:	Offer of Employment

Dear Dr. Bach:

ShouTi Inc., a Delaware corporation (the “Company”), is pleased to offer you employment on the terms and conditions set forth in this letter agreement (the “Agreement”).

1.            Employment by the Company.

1.1            Position. You will serve as the Company’s Chief Medical Officer, reporting the Company’s Chief Executive Officer (“CEO”). During the term of your employment with the Company, you will devote your best efforts and all of your business time and attention to the business of the Company, except as permitted in Section 7 of this Agreement and excluding approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies. You further agree not to usurp, for your own personal benefit or gain, any opportunities in the Company’s line of business. You will be expected to work on a full-time basis and travel as part of your position.

1.2            Start Date. The Company and you acknowledge and agree that your start date with the Company will begin on or before June 21, 2021 (such actual start date, the “Start Date”).

1.3            Duties and Location. As Chief Medical Officer, you will be responsible for the management and operations of the Company’s clinical programs and perform such other duties that are customarily associated with the position of Chief Medical Officer, as assigned to you from time to time by the Company’s Board of Directors (the “Board”). Your primary office locations shall be your home office in New Jersey and the Company’s facilities in Shanghai, China, or at such other locations as mutually agreed. Subject to the terms of this Agreement and applicable law, the Company reserves the right to reasonably require you to perform your duties at places other than your primary office location from time to time and to require reasonable business travel. Should “shelter in place” policies or similar safety measures be implemented in your primary office locations pursuant to the applicable laws and regulations, you will be permitted to continue working remotely from your primary residence until such policies or measures are no longer in force (or an exemption applies to you and the Company) and the Company reasonably determines that it is safe for normal travel and work conditions to resume.

1.4            Policies and Procedures. The employment relationship between you and the Company will be governed by the general employment policies and practices of the Company, including any Employee Handbook adopted by the Company, as well as by all other rules and policies applicable to the Company’s professional employees, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

1.5            At-Will Employment. Your employment relationship with the Company is at-will. Either the Company or you shall have the right to terminate the employment relationship at any time, with or without Cause (as defined below) or advance notice. Should a Company policy exist now or in the future which contradicts this at-will provision, this at-will provision controls the relationship between you and the Company. The at-will nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Board. Nothing in this Agreement is intended to modify the at-will employment relationship between the Company and you.

2.            Compensation.

2.1            Base Salary. For services to be rendered hereunder, for the years ending on each of the first and second anniversaries of your Start Date, you shall be paid a base annual salary at the rate of $455,000 (the “Base Salary”), less all required and applicable standard payroll deductions and withholdings for federal and state taxes and for any authorized voluntary deductions and payable in accordance with the Company’s regular payroll schedule. Your Base Salary shall be reviewed at least annually by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company’s parent (the “Parent Board”), ShouTi Inc., a Cayman Islands exempted company (the “Cayman Parent”).

2.2            Annual Bonus. You will be eligible for an annual target bonus (the “Annual Bonus”) each calendar year equal to thirty-five percent (35%) of your then current Base Salary at a “meeting expectations” level of achievement (the “Target Bonus Amount”), which shall be prorated based on the number of days you are actually employed during the calendar year. Whether you receive an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined in the good faith reasonable discretion of the Board, which determination will be based upon the Company’s and your achievement of objectives and milestones. The Company’s and your objectives and milestones will be established on an annual basis by the Parent Board (or Compensation Committee thereof) in consultation with you, which objectives and milestones may provide for payments above and below target based on the level of performance achievement. Promptly following your Start Date, the CEO will review with you the specific objectives and milestones against which you will be evaluated in the current calendar year. The Company will pay you the Annual Bonus, if any, by no later than March 15 of each calendar year. No Annual Bonus is guaranteed and, in addition to the other conditions for earning such compensation, and except as provided for in Section 8 below, you must remain an employee in good standing of the Company on the date the Annual Bonus is paid in order to be eligible for and earn any Annual Bonus.

2.3            Signing Bonus. You will receive a one-time signing bonus in the amount of $66,000 (the “Signing Bonus”), subject to applicable payroll deductions and withholdings. The Signing Bonus will be paid to you as an advance in a single lump sum on the first regularly-scheduled payroll date after your Start Date, and is provided to you prior to your earning such Signing Bonus. You will not earn the Signing Bonus unless you remain continuously employed with the Company through the one-year anniversary of your Start Date. If your employment terminates under any circumstances before such one-year anniversary date, you agree to repay the Signing Bonus to the Company in full.

3.            Standard Company Benefits. You will, in accordance with Company policy and the terms and conditions of the applicable Company benefit plan documents, be eligible to participate in the benefit and fringe benefit programs provided by the Company to its executive officers and other employees from time to time. Except as provided below in this Section 3, you will be entitled to paid sick leave, paid time off, and holidays as outlined in the Company’s employment policies, and as otherwise required by applicable law. You will also be entitled to all other holiday and paid time off generally available to other executives of the Company. Any such benefits shall be subject to the terms and conditions of the governing benefit plans and policies, as well as the Company’s policies and may be changed by the Company in its discretion.

4.            Expenses. The Company will reimburse you for reasonable travel, entertainment or other expenses incurred by you in furtherance or in connection with the performance of your duties hereunder, in accordance with applicable law and the Company’s expense reimbursement policy as in effect from time to time. The Company will reimburse you for reasonable and documented legal fees incurred by you in connection with the negotiation and execution of this Agreement and related documents in an amount not to exceed $5,000.

5.            Equity.

5.1            Options. The Company will recommend to the Compensation Committee that you be granted an option to purchase 581,610 Ordinary Shares of the Cayman Parent (the “Option”). Grant of the Option is subject to the approval of the Parent Board at a meeting as soon as practicable following the Start Date. When granted, the Option shall vest over four years of your continuous service with the Company, with twenty-five percent (25%) of the shares subject to the Option grant becoming vested on the first year anniversary of the Start Date, and the remaining shares becoming vested in equal monthly installments over the following thirty-six (36) months of your continuous service. The exercise price of the Option, as well as all other matters related to the Option, will be governed by and subject to the terms and conditions set forth in the Cayman Parent’s 2019 Equity Incentive Plan (the “Equity Plan”), and the stock option agreement you will be required to electronically accept.

6.            Proprietary Information Obligations.

6.1            Proprietary Information Agreement. As a condition of employment, you shall execute and abide by the Company’s standard Confidential Information and Invention Assignment Agreement (the “CIIAA”).

6.2            Third-Party Agreements and Information. You represent and warrant that your employment by the Company does not conflict with any prior employment or consulting agreement or other agreement with any third party, and that you will perform your duties to the Company without violating any such agreement. You represent and warrant that you do not possess confidential information arising out of prior employment, consulting, or other third party relationships, that would be used in connection with your employment by the Company, except as expressly authorized by that third party. During your employment by the Company, you will use in the performance of your duties only information that is generally known and used by persons with training and experience comparable to your own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by you in the course of your work for the Company. In addition, you represent that you have disclosed to the Company in writing any agreement you may have with any third party (e.g., a former employer) which may limit your ability to perform your duties to the Company, or which could present a conflict of interest with the Company, including but not limited to disclosure (and a copy) of any contractual restrictions on solicitations or competitive activities.

7.            Outside Activities and Non-Competition During Employment.

7.1            Outside Activities. Throughout your employment with the Company, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company or its affiliates. Subject to the restrictions set forth herein, and only with prior written disclosure to and consent of the Board (which consent will not be unreasonably withheld), you may engage in other types of business or public activities. The Board may rescind such consent, if the Board determines, in its sole discretion, that such activities compromise or threaten to compromise the Company’s or its affiliates’ business interests or conflict with your duties to the Company or its affiliates.

7.2            Non-Competition During Employment. Throughout your employment with the Company, you will not, without the express written consent of the Board, directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint ventures, associate, representative or consultant of any person or entity engaged in, or planning or preparing to engage in, business activity competitive with any line of business engaged in (or planned to be engaged in) by the Company or its affiliates; provided, however, that you may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange. In addition, you will be subject to certain restrictions (including restrictions continuing after your employment ends) outlined in the terms of the CIIAA.

8.            Termination of Employment; Severance and Change in Control Benefits.

8.1            Termination Without Cause or Resignation for Good Reason Unrelated to Change in Control. In the event your employment with the Company is terminated by the Company without Cause (as defined below), and other than as a result of your death or Disability (as defined below), or you resign for Good Reason, in either case, at any time except during the Change in Control Period (as defined below), then provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and provided that you satisfy the Release Requirement in Section 9 below, and remain in compliance with the terms of this Agreement and the CIIAA, the Company shall provide you with the following “Severance Benefits”:

8.1.1            Severance Payments. You will receive severance pay in the form of continuation of your final monthly Base Salary for a period of six (6) months following termination, subject to required and voluntarily authorized payroll deductions and federal and state tax withholdings (the “Severance Payments”). Subject to Section 10 below, the Severance Payments shall be made on the Company’s regular payroll schedule in effect following your Separation from Service date; provided, however that any such payments that are otherwise scheduled to be made prior to the Release Effective Date (as defined below) shall instead accrue and be made on the first regular payroll date following the Release Effective Date. For such purposes, your final Base Salary will be calculated prior to giving effect to any reduction in Base Salary that would give rise to your right to resign for Good Reason.

8.1.2            Prior Year Bonus. If your Separation from Service occurs prior to your receipt of an Annual Bonus payment for the completed calendar year that immediately precedes the calendar year of the Separation from Service, you will also receive an Annual Bonus payment for such preceding calendar year, pursuant to the conditions of Section 2.2 above (the “Prior Year Bonus”).  The Prior Year Bonus shall be paid, subject to required and voluntarily authorized payroll deductions and federal and state tax withholdings, in the calendar year following the year to which the Annual Bonus payment relates, at the same time as the annual bonuses for such calendar year are generally paid to other executives; provided, however that if such payment date is prior to the Release Effective Date, the Prior Year Bonus shall instead accrue and be made on the first regular payroll date following the Release Effective Date.

8.1.3            Health Care Continuation Coverage Payments.

(i)            COBRA Premiums. If you timely elect continued coverage under COBRA, the Company will reimburse your COBRA premiums to continue your coverage (including coverage for your eligible dependents, if applicable) (“COBRA Premiums”) through the period starting on the Separation from Service date and ending six (6) months after the Separation from Service date (the “COBRA Premium Period”); provided, however, that the Company’s provision of such COBRA Premium benefits will immediately cease if during the COBRA Premium Period you becomes eligible for group health insurance coverage through a new employer or you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company, in writing, of such event.

(ii)            Special Cash Payments in Lieu of COBRA Premiums. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), regardless of whether you or your dependents elect or are eligible for COBRA coverage, the Company instead shall pay to you, on the first day of each calendar month following the Separation from Service date, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including the amount of COBRA premiums for your eligible dependents), subject to applicable federal and state tax withholdings and required or voluntarily authorized deductions (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. You may, but are not obligated to, use such Special Cash Payments toward the cost of COBRA premiums or toward premium costs under an individual health plan.

8.1.4            Equity Acceleration. Notwithstanding anything to the contrary set forth in the Equity Plan, any other equity incentive plans or any award agreement, effective as of your Separation from Service date, the vesting and exercisability of the unvested time-based equity awards then held by you shall accelerate as if you had provided an additional six (6) months, of continued services following the Separation from Service date (with monthly prorated vesting during the first year of service), and each such equity award shall remain exercisable, if applicable, following your Separation from Service as set forth in the applicable equity award documents. With respect to any performance-based vesting equity award, such award shall continue to be governed in all respects by the terms of the applicable equity award documents.

8.2            Termination Without Cause or Resignation for Good Reason During Change in Control Period. In the event your employment with the Company is terminated by the Company without Cause (and other than as a result of your death or Disability), or you resign for Good Reason, in either case, at any time during the Change in Control Period (as defined below), then provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and provided that you satisfy the Release Requirement in Section 9 below and remain in compliance with the terms of this Agreement and the CIIAA, the Company shall instead provide you with the following “CIC Severance Benefits”:

8.2.1            CIC Severance Payment. You will receive a severance payment in an amount equal to your final annual Base Salary plus your final Target Bonus Amount, subject to required and voluntarily authorized payroll deductions and federal and state tax withholdings (the “CIC Severance Payments”). Subject to Section 10 below, the CIC Severance Payments shall be made on the Company’s regular payroll schedule over the period of twelve (12) months following your Separation from Service date; provided, however that any such payments that are otherwise scheduled to be made prior to the Release Effective Date shall instead accrue and be made on the first regular payroll date following the Release Effective Date. For such purposes, your final Base Salary and Target Bonus Amount will be calculated prior to giving effect to any reduction in Base Salary that would give rise to your right to resign for Good Reason.

8.2.2            CIC Health Care Continuation Coverage Payments.

(i)            COBRA Premiums. If you timely elect continued coverage under COBRA, the Company will reimburse your COBRA premiums to continue your coverage (including coverage for your eligible dependents, if applicable) (“CIC COBRA Premiums”) through the period starting on the Separation from Service date and ending twelve (12) months after the Separation from Service date (the “CIC COBRA Premium Period”); provided, however, that the Company’s provision of such CIC COBRA Premium benefits will immediately cease if during the CIC COBRA Premium Period, you become eligible for group health insurance coverage through a new employer or you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the CIC COBRA Premium Period, you must immediately notify the Company, in writing, of such event.

(ii)            Special Cash Payments in Lieu of CIC COBRA Premiums. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the CIC COBRA Premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), regardless of whether you or your dependents elect or are eligible for COBRA coverage, the Company instead shall pay to you, on the first day of each calendar month following the Separation from Service date, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including the amount of COBRA premiums for your eligible dependents), subject to applicable federal and state tax withholdings (such amount, the “Special CIC Cash Payment”), for the remainder of the CIC COBRA Premium Period. You may, but are not obligated to, use such Special CIC Cash Payments toward the cost of COBRA premiums.

8.2.3            Prior Year Bonus. If your Separation from Service occurs prior to your receipt of an Annual Bonus payment for the completed calendar year that immediately precedes the calendar year of the Separation from Service, you shall also receive the Prior Year Bonus.  The Prior Year Bonus shall be paid, subject to required and voluntarily authorized payroll deductions and federal and state tax withholdings, in the calendar year following the year to which the Annual Bonus payment relates, at the same time as the annual bonuses for such calendar year are generally paid to other executives; provided, however that if such payment date is prior to the Release Effective Date, the Prior Year Bonus shall instead accrue and be made on the first regular payroll date following the Release Effective Date.

8.2.4            Equity Acceleration. Notwithstanding anything to the contrary set forth in the Equity Plan, any other equity incentive plans or any award agreement, effective as of your employment Separation from Service date that occurs during the Change in Control Period, the vesting and exercisability of all equity awards then held by you shall accelerate such that all shares become immediately vested and, if applicable, exercisable by you upon such Separation from Service and shall remain exercisable (if such award is capable of being exercised) following your Separation from Service as set forth in the applicable equity award documents, with any performance-based equity awards accelerating at the “target” level of achievement.

8.3            Termination for Death or Disability. In the event your employment with the Company is terminated due to your death or Disability at any time, in lieu of (and not additional to) the Severance Benefits and CIC Severance Benefits described in Sections 8.1 and 8.2 above, and provided that you or your heirs or estate satisfies the Release Requirement in Section 9 below and remains in compliance with the terms of this Agreement and the CIIAA, you (or your heirs or estate) shall receive the prorated amount of the Target Bonus Amount for the year in which the Separation from Service occurs equal to the product of (i) and (ii), where (i) is the product of (a) your final Base Salary (but before giving effect to any reduction in Base Salary that would give rise to your right to resign for Good Reason) and (b) the percentage to achieve a Target Bonus Amount set forth in Section 2.2 above and where (ii) is (a) the number of days elapsed in the calendar year prior to the date on which the Separation from Service occurs divided by (b) 365 plus the Prior Year Bonus (if applicable), pursuant to the terms and conditions of Section 8.1.2 above (the “Death or Disability Benefits”). Notwithstanding the foregoing, you will not be entitled to the payments described in this Section 8.3 if your death or Disability is due to suicide or to your participation in an activity involving a significant risk of personal injury or death.

8.4            Termination for Cause; Resignation Without Good Reason. You will not be eligible for, or entitled to any severance benefits, including (without limitation) the Severance Benefits and CIC Severance Benefits listed in Sections 8.1 and 8.2 above, or the Death and Disability Benefits listed in Section 8.3, if the Company terminates your employment for Cause or you resign your employment without Good Reason.

9.            Conditions to Receipt of Severance Benefits and CIC Severance Benefits. To be eligible for any of the Severance Benefits, CIC Severance Benefits or Death or Disability Benefits pursuant to Sections 8.1, 8.2 or 8.3 above, you must satisfy the following release requirement (the “Release Requirement”): return to the Company a signed and dated general release of all known and unknown claims in a separation agreement acceptable to the Company (the “Release”), which shall among other things include a mutual non-disparagement provision, but will not release your right to severance benefits (pursuant to the terms and conditions of Section 8 of this Agreement), or to indemnification against third party claims (pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law), and will not increase the scope or duration of any post-employment restrictions on your activities, within the applicable deadline set forth therein, but in no event later than forty-five (45) calendar days following your Separation from Service date, and permit the Release to become effective and irrevocable in accordance with its terms (such effective date of the Release, the “Release Effective Date”). No Severance Benefits, CIC Severance Benefits or Death or Disability Benefits will be paid hereunder prior to the Release Effective Date. Accordingly, if you breach the preceding sentence and/or refuses to sign and deliver to the Company an executed Release or signs and delivers to the Company the Release but exercise your right, if any, under applicable law to revoke the Release (or any portion thereof), then you will not be entitled to any severance, payment or benefit under this Agreement.

10.            Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether Severance Benefits, CIC Severance Payments, Death or Disability Payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month and one day period measured from the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. If the Company determines that any Severance Benefits or CIC Severance Benefits provided under this Agreement constitutes “deferred compensation” under Section 409A, and if necessary to avoid taxation under Section 409A, for purposes of determining the schedule for payment of the severance benefits, the effective date of the Release will not be deemed to have occurred any earlier than the sixtieth (60th) date following the Separation From Service, regardless of when the Release actually becomes effective. In addition to the above, to the extent required to comply with Section 409A and the applicable regulations and guidance issued thereunder, if the applicable deadline for you to execute (and not revoke) the applicable Release spans two calendar years, payment of the applicable Severance Benefits, CIC Severance Benefits or Death or Disability Benefits shall not commence until the beginning of the second calendar year. To the extent required to avoid accelerated taxation and/or tax penalties under Code Section 409A, amounts reimbursable to you under this Agreement shall be paid to you on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to you) during any one year may not effect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to any such payment.

11.            Section 280G; Limitations on Payment.

11.1            If any payment or benefit you will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

11.2            Notwithstanding any provision of Section 11.1 to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

11.3            Unless you and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 11. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other time as requested by you or the Company.

11.4            If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 11.1 and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you agree to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 11.1) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 11.1, you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

12.            Definitions.

12.1            Cause. For purposes of this Agreement, “Cause” means the occurrence of any one or more of the following: (i) your conviction of or plea of guilty or nolo contendere to any felony or a crime of moral turpitude; (ii) your willful and continued refusal to follow lawful and reasonable written instructions of the Board or lawful and reasonable written policies and regulations of the Company or its affiliates; (iii) your willful and continued refusal to faithfully and diligently perform the assigned duties of your employment with the Company or its affiliates; (iv) any act or omission that, in the Board’s good faith opinion, constitutes fraudulent conduct by you; (v) willful misconduct by you that materially injures the Company or any affiliate or materially injures the reputation, character and standing of the Company or any affiliate; or (vi) material injury to the Company based on your willful and material breach of this Agreement, the CIIAA, or any written Company policies. An event described in Section 12.1(ii) through Section 12.1(vi) herein shall not be treated as “Cause” until after you have been given written notice of such event, failure, conduct or breach where such written notice describes with particularity the alleged event, failure, conduct or breach and you fail to cure such event, failure, conduct or breach within 30 calendar days from such written notice; provided, however, that such 30-day cure period shall not be required if the event, failure, conduct or breach is reasonably determined to be incapable of being cured by the Company.

12.2            Change in Control. For purposes of this Agreement, “Change in Control” shall have the meaning described in the Cayman Parent’s 2019 Equity Incentive Plan.

12.3            Change in Control Period. For purposes of this Agreement, “Change in Control Period” means the time period commencing three (3) months before the effective date of a Change in Control and ending on the date that is twelve (12) months after the effective date of a Change in Control.

12.4            Disability. For purposes of this Agreement, “Disability” means the inability of you to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

12.5            Good Reason. For purposes of this Agreement, you shall have “Good Reason” for resignation from employment with the Company if any of the following actions are taken by the Company without your prior written consent: (i) a reduction in your Base Salary, unless in the same percentage as a salary reduction program applicable generally to the Company’s senior executives; (ii) a material reduction in your duties, responsibilities, title or authority, including removal of the requirement to report to anyone other than the CEO, Board or the Parent Board; (iii) the material breach by the Company of this Agreement; or (iv) the relocation of your principal place of employment to a place that increases your one-way commute by more than twenty-five (25) miles as compared to your then-current principal place of employment immediately prior to such relocation. In order for you to resign for Good Reason, each of the following requirements must be met: (A) you must provide written notice to the Board within ninety (90) calendar days after your first knowledge of the event giving rise to Good Reason setting forth the basis for your resignation, (B) you must allow the Company at least thirty (30) calendar days from receipt of such written notice to cure such event, (C) such event is not reasonably cured by the Company within such 30 calendar day period (the “Cure Period”), and (D) you must resign in writing from all positions you then hold with the Company not later than ninety (90) calendar days after the expiration of the Cure Period.

13.            Dispute Resolution/Agreement to Arbitrate Claims. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment from the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1, et seq. and to the fullest extent permitted by law, by final, binding and confidential arbitration. Except as provided below, the Company and you agree that confidential arbitration is the exclusive, final and biding method for resolving all such claims.

13.1      Claims Covered By this Agreement. Disputes that are subject to arbitration under this Agreement include, but are not limited to, claims for wages or other compensation due, including claims for overtime; meal or rest break claims; claims for breach of any contract or covenant (express or implied); tort claims, including, but not limited to claims for defamation, intentional infliction of emotional distress, invasion of privacy, and all negligence-based claims; personal injury claims; claims for discrimination, harassment and/or retaliation in employment including, but no limited to claims under the California Fair Employment and Housing Act, the California Labor Code, claims arising under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act, the California Family Rights Act of 1964, the Family and Medical Leave Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Worker Benefit Protection Act, the Sarbanes-Oxley Act, all as they may have been amended from time to time, claims for misclassification, and claims for violation of common law or any other federal, state, or local laws relating to employment or separation from employment or benefits associated with employment or separation for employment.

13.2      Claims Not Covered By this Agreement. Claims for workers’ compensation, unemployment insurance, claims for injunctive relief, and claims under California Private Attorneys General Act of 2004, as amended, are not covered by this Agreement. Nothing in this Agreement is intended to prevent you from filing an administrative claim with the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing. Moreover, both you and the Company may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and/or enforce and arbitration award.

13.3      Arbitration Rules and Procedures. The arbitration is to be conducted in San Francisco, California by JAMS, Inc. (“JAMS”) or its successors before a mutually selected single neutral arbitrator, under JAMS’ then applicable rules and procedures for employment disputes (which will be provided to you upon request); provided that the arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision including the arbitrator’s essential findings and conclusions on which the award was based and a statement of the award. you and the Company shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. Questions of whether a claim is subject to arbitration under this Agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. To the maximum extent permitted by applicable law, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. Both you and the Company acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law (that is, costs that are unique to arbitration) and shall pay the arbitrator’s fee. Each party shall pay the fees of its attorneys, the expenses of its witnesses, and any other costs and expenses that the party incurs in connection with the arbitration; provided that an arbitrator may award attorneys’ fees to the prevailing party, if the arbitrator determines in its sole discretion that such an award is permitted by applicable law. Any dispute as to whether a cost is unique to arbitration will be exclusively resolved by the arbitrator. Both you and the Company have the right to be represented by legal counsel at any arbitration proceeding. The arbitration proceedings will be confidential to the extent permitted by law. you and the Company will maintain all information and documents exchanged in connection with and in the course of the arbitration as confidential, except to the extent the disclosure of such information or documentation is necessary to enforce any award or challenge any award as permitted by the applicable law.

13.4.      No Change in At-Will Employment. This agreement to arbitrate claims is not a contract of employment, expressed or implied, and you and the Company acknowledge that your employment with the Company is at-will and that this agreement does not change the “at-will” status of your employment. BOTH EMPLOYEE AND THE COMPANY ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE TERMS OF SECTION 13, AGREEMENT TO ARBITRATE CLAIMS, AND AGREE TO BE BOUND BY ITS TERMS.

14.            General Provisions.

14.1            Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by email upon confirmation of receipt) or the next day after sending by overnight carrier, to the Company at its primary office location and to you at the address as listed on the Company payroll.

14.2            Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the Company and you (“the Parties”).

14.3            Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

14.4            Complete Agreement. This Agreement, together with the CIIAA, constitutes the entire agreement between you and the Company with regard to the subject matter hereof and is the complete, final, and exclusive embodiment of the Company’s and your agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. It cannot be modified or amended except in a writing signed by a duly authorized officer of the Company, with the exception of those changes expressly reserved to the Company’s discretion in this Agreement.

14.5            Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but both of which taken together will constitute one and the same Agreement.

14.6            Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

14.7            Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and their respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

14.8            Tax Withholding. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. You acknowledge and agree that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. You have had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to this Agreement.

14.9            Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

This offer is subject to satisfactory proof of your identity and right to work in the United States and other applicable pre-employment screenings. We look forward to having you join us. If you have any questions about this Agreement, please do not hesitate to call me.

[Signature Page Follows]

Sincerely,

ShouTi Inc., a Delaware corporation

/s/ Raymond Stevens

Raymond Stevens, Ph.D.

Chief Executive Officer

Accepted and agreed:

/s/ Mark Bach

Dr. Mark Bach

Date: 4/22/2021

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